Exhibit 99.1

SUPREME COURT OF THE STATE OF NEW YORK

COUNTY OF NASSAU

IN RE CABLEVISION SYSTEMS CORPORATION OPTIONS BACKDATING LITIGATION	Index No. 06/12743 Hon. Stephen A. Bucaria

UNITED STATES DISTRICT COURT

EASTERN DISTRICT OF NEW YORK

IN RE CABLEVISION SYSTEMS CORP. SHAREHOLDER DERIVATIVE LITIGATION	Master File No. 06-cv-4130-DGT-AKT

NOTICE OF PROPOSED SETTLEMENT OF CLASS AND DERIVATIVE

ACTIONS, SETTLEMENT HEARING AND RIGHT TO APPEAR

TO:                            ALL PERSONS WHO PURCHASED OR OTHERWISE ACQUIRED OR OWNED CLASS A COMMON STOCK OF CABLEVISION SYSTEMS CORPORATION BETWEEN APRIL 17, 1997 AND JUNE 16, 2008, AND THEIR SUCCESSORS IN INTEREST.

YOU ARE HEREBY NOTIFIED that a proposed settlement (“Settlement”) has been reached with respect to the above-captioned shareholder derivative and class action lawsuits (the “Litigation”), which arise out of allegations of backdating of stock options and stock appreciation rights at Cablevision Systems Corporation (“Cablevision”).  The terms of the Settlement are set forth in a Stipulation and Agreement of Settlement dated June 4, 2008 (the “Stipulation”), which has been furnished as an exhibit to Cablevision’s June 5, 2008 Form 8-K filing with the United States Securities and Exchange Commission.  If you own Cablevision Class A common stock, or if you purchased or acquired or owned Cablevision Class A common stock between April 17, 1997 and June 16, 2008, your rights may be affected by the Settlement.

PLEASE BE FURTHER ADVISED that pursuant to an Order of the Supreme Court of the State of New York, Nassau County, dated June 16, 2008, a hearing (the “Settlement Hearing”) will be held on September 9, 2008, at 11:00 a.m., before The Honorable Stephen A. Bucaria, in the Supreme Court of the State of New York, Nassau County, 100 Supreme Court Drive, Mineola, NY 11501.  The purpose of the Settlement Hearing is: (i) to determine whether the terms and conditions of the Settlement are fair, reasonable, adequate, and in the best interests of Cablevision and its stockholders; (ii) to determine whether the Court should certify the litigation as a class action on behalf of all persons who purchased or otherwise acquired or owned the Class A common stock of Cablevision between April 17, 1997 and June 16, 2008, and their successors in interest (the “Settlement Class”), and determine whether the terms and conditions of the Settlement are fair, reasonable, adequate and in the best interests of the Settlement Class; (iii) to determine whether the Court should enter final judgment dismissing and releasing the claims asserted in the Litigation against certain defendants, with prejudice as against the Plaintiffs on behalf of themselves, the Settlement Class and derivatively on behalf of Cablevision; (iv) to consider any objections to the Settlement; (v) if the Court approves the Settlement and enters such final judgment, to determine whether the Court should grant the Plaintiffs’ application for an award of attorneys’ fees and expenses to be paid by Cablevision; and (vi) to consider such other matters as may properly come before the Court.  If the Supreme Court of the State of New York approves the Settlement, a notice of dismissal will be presented to the United States District Court for the Eastern District of New York to effect the dismissal with prejudice of the claims pending in that court.

The Litigation and Settlement address claims alleging that Cablevision’s former compensation consultant and certain present and former directors and executive officers of Cablevision (collectively, “Defendants”) breached their fiduciary duties and other legal obligations to Cablevision and its stockholders in connection with their alleged approval and/or receipt of backdated stock option grants and stock appreciation rights (“SARs”) and in connection with Cablevision’s public disclosure documents with respect thereto.  Each of the Defendants denies and continues to deny all allegations of wrongdoing and deny liability on the claims asserted in the Litigation.

Pursuant to the Settlement, Cablevision will receive consideration which Cablevision’s Special Litigation Committee has valued at approximately $34 million, in the form of (i) cash payments from Cablevision’s insurance carrier and certain Defendants, and (ii) the waiver of claims relating to, and/or the return, relinquishment, and/or re-pricing of, certain Defendants’ outstanding stock options and SARs.  In addition, pursuant to the Settlement, Cablevision has agreed to implement certain corporate governance reforms that are designed to prevent the backdating or misdating of equity-based compensation awards.

If the Settlement is approved the Litigation will be dismissed with prejudice as against all Defendants except John Bier (the “Non-Settling Defendant”), and upon the Effective Date the defendants other than the Non-Settling Defendant will be released by Plaintiffs, Cablevision, Cablevision’s shareholders, and all members of the Settlement Class from all claims that were or could have been alleged in the Litigation and that arise from the facts and events forming the basis of the Litigation.

At or before the Settlement Hearing, Plaintiffs’ counsel will apply to the Court for an award of $7 million in attorneys’ fees and for reimbursement of actual expenses of no more than $116,000, to be paid solely by Cablevision.  Cablevision and the Defendants have agreed not to contest this application.

Any member of the Settlement Class who objects to class certification, and any member of the Settlement Class or current Cablevision stockholder who objects to the Settlement of the Action or the terms thereof, the judgment to be entered in the Action, and/or Plaintiffs’ application for fees and expenses, or otherwise wishes to be heard, may appear personally or by counsel at the Settlement Hearing and present evidence or argument that may be proper and relevant; provided, however, that no such evidence or argument may be considered, except by Order of the Court for good cause shown, unless, no later than August 7, 2008, copies of (a) a written notice of intention to appear, identifying the name, address, and telephone number of the objector or other person wishing to be heard and, if represented, their counsel; (b) a written detailed statement of such person’s specific objections to any matter before the Court; (c) account statements or other documentation sufficient to show that the objector is a member of the Settlement Class or a current Cablevision stockholder; (d) the grounds for such objections and any reasons for such person’s desiring to appear and be heard; and (e) all documents and writings such person desires this Court to consider, are filed with the Nassau County Clerk of Court, Room 108, 240 Old County Road, Mineola, New York 11501, and served by facsimile or by hand or overnight delivery upon the following counsel:

Megan D. McIntyre, Esquire	Nelson A. Boxer, Esquire
GRANT & EISENHOFER P.A.	ALSTON & BIRD LLP
Chase Manhattan Centre	90 Park Avenue
1201 N. Market Street, Suite 2100	New York, NY 10016
Wilmington, DE 19801	Fax: (212) 210-9444
Fax.: (302) 622-7100

David L. Wales, Esquire
WOLF HALDENSTEIN ADLER FREEMAN & HERZ LLP
270 Madison Avenue
New York, NY 10016
Fax: (212) 545-4758

The foregoing description of the Settlement is not intended to be comprehensive.  For a complete description of the Settlement terms, please see the Stipulation, which is available as an exhibit to Cablevision’s June 5, 2008 Form 8-K filing with the Securities and Exchange Commission, and can be accessed electronically on Cablevision’s corporate website.  Alternatively, you may obtain a copy of the Stipulation from Cablevision by contacting Cablevision Systems Corporation, Investor Relations, 1111 Stewart Avenue, Bethpage, New York 11714.  PLEASE DO NOT CONTACT THE COURT.

Dated: June 16, 2008	BY ORDER OF THE COURT.